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                                                                    EXHIBIT 99.3

CYPRESS ACQUIRES RF SPECIALIST ALATION SYSTEMS;
MOVE GEARED TO ACHIEVE CRITICAL MASS IN WIRELESS BUSINESS

ALATION'S ANALOG, BASEBAND IP EXPECTED TO ENABLE $7 BLUETOOTH CONNECTION; INTERFACE PRODUCTS DIVISION FORMED TO ADDRESS OPPORTUNITIES IN WIRELESS, USB

SAN JOSE, California...May 3, 2000 -- Cypress Semiconductor Corporation (NYSE:CY) today announced its second acquisition in a week, signing a definitive agreement to acquire Alation Systems Inc., a privately held wireless systems company based in Mountain View, CA. Alation brings to the Cypress fold a deep portfolio of intellectual property in analog, DSP, and RF baseband technology, along with software and systems expertise in the fast-growing wireless arena.

The announcement follows on the heels of Cypress's acquisition last week of RadioCom Corp., a privately held company specializing in the architecture and design of semiconductor radio frequency (RF) circuits. Cypress aims to combine RadioCom and Alation with its highly successful USB business to form the Interface Products Division. IPD will focus on providing integrated, cost-effective solutions for Bluetooth, wireless LAN and other wireless protocols, along with microcontroller solutions for current and future iterations of USB.

The acquisitions are geared to accelerate Cypress's ongoing penetration of wireless markets, including that for wireless handsets, a segment where the company already enjoys success with its ultra-low-power SRAMs and its low-noise RF Phase-Locked Loop (RF PLL) products.

"The acquisition of RadioCom and Alation opens a range of new application possibilities for Cypress in the wireless business," said Cathal Phelan, newly named IPD vice president, who will report directly to Cypress president and CEO T.J. Rodgers. "Cypress now has the software, hardware, analog and manufacturing process expertise to create integrated solutions for multiple segments of the wireless business. For example, we aim to produce integrated, cost-effective silicon for Bluetooth for less than $7 per connection."

"Bluetooth will be the personal area network (PAN) wireless standard of the future," Phelan said. "USB, based on its modest cost, will be the physical-layer connection of choice, linking users of mobile computers, mobile phones, and other portable devices with wireless local networks."

"Alation has a lot of relevant expertise in the area of wireless LAN for the home and has already created a Bluetooth solution," said Dan McCranie, Cypress executive vice president, sales and marketing. "Their solution for Bluetooth was defined using many Cypress component building blocks. Now we can integrate these components as a combined company. The acquisition of Alation, along with RadioCom, positions Cypress for success in this emerging, mobile computing environment."

"There is a near perfect synergy among Alation, RadioCom, and existing Cypress product and technology expertise," said Alation president and chief executive officer Geoff Zawolkow. "The new business will take advantage of Cypress's existing customer base and its broad, global sales and marketing organization.

"Over time, Cypress's manufacturing capabilities will lower Alation's costs and improve its profitability," Zawolkow said. "Cypress now holds a strong position in all the key areas needed to provide a successful Bluetooth solution. Their technologies are world class, their manufacturing capabilities are low-cost enough to dominate USB, and now their technical know-how in RF, baseband, and stack/protocol software is comparable with any Bluetooth player."

ABOUT CYPRESS

Cypress Semiconductor provides high-performance integrated circuit solutions "By Engineers. For Engineers.?" for fast-growing companies in fast-growing markets, including data communications, telecommunications, computation, consumer products, and industrial-control. With a focus on emerging communications applications, Cypress's product


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lines include networking-optimized and micropower static RAMs; high-bandwidth multiport and FIFO memories; high-density programmable logic devices; timing technology for PCs and other digital systems; and controllers for Universal Serial Bus (USB). Cypress is No. 1 in the USB and clock chip markets.

More than two-thirds of Cypress's sales come from fast-growing datacom/telecom markets and dynamic companies such as Alcatel, Cisco, Ericsson, Lucent, Motorola, Nortel Networks, and 3Com. Cypress's ability to mix and match its broad portfolio of intellectual property enables targeted, integrated solutions for high-speed systems that feed bandwidth-hungry Internet applications. Cypress aims to become the preferred silicon supplier for Internet switching systems and for every Internet data stream to pass through at least one Cypress IC.

Cypress employs more than 3,900 people worldwide with international headquarters in San Jose, California. Its shares are listed on the New York Stock Exchange under the symbol CY. More information about Cypress is accessible electronically on the company's worldwide web site at http://www.cypress.com or by CD-ROM (call 1-800-858-1810). An electronic investor forum, and other investor information, is located at http://www.cypress.com/investor/index.html.

ABOUT ALATION

Alation Systems Inc. is a privately held company formed to turn the vision of low-cost wireless networking into a reality. Alation is actively leveraging its expertise and technologies in the development of Bluetooth solutions. Alation has experience in baseband, analog, software development and RF system design through the delivery of its the HomeCast(TM) Open Protocol (HOP(TM))-based products to the networking market. Alation can be found on the Web at www.alation.com.

SAFE HARBOR PROVISIONS

The above news release contains forward-looking statements regarding the acquisition of RadioCom and Alation, Cypress's Bluetooth venture, and the impact of these initiatives on Cypress's operations. Cypress's actual results may vary materially from the results discussed in these forward-looking statements. Factors that may cause such a difference include: those risks surrounding the timely development, production, and continued market acceptance of the combined company's products; Cypress's ability to successfully integrate the operations of the acquired companies; the ability of the combined company to compete in the highly competitive and rapidly changing marketplace; and other risks detailed from time to time in Cypress's filings with the Securities and Exchange Commission.


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